KINETICS PORTFOLIOS TRUST
FOURTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of this 5th day of March, 2007, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, as amended December 15, 2005, June 16, 2006 and December 15, 2006, is entered into by and between Kinetics Portfolios Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Trust and USBFS have entered into a Fund Administration Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the Trust and USBFS desire to amend the Agreement to add a portfolio; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Trust and USBFS;

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jay Kesslen	By: /s/Michael R. McVoy

Name: Jay Kesslen	Name: Michael r. McVoy

Title: Assistant Secretary	Title: Senior Vice President

Exhibit A to the Fund Administration Agreement – Kinetics Portfolios Trust
Administration Services – Annual Fee Schedule
Master Portfolios

Separate Series of Kinetics Portfolios Trust

Name of Series
The Internet Portfolio
The Medical Portfolio
The Internet Emerging Growth Portfolio
The Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Market Opportunities Portfolio
The Water Infrastructure Portfolio

The Internet Portfolio, The Medical Portfolio, The Internet Emerging Growth Portfolio, The Paradigm Portfolio, The Small Cap Opportunities Portfolio, The Kinetics Government Money Market Portfolio, and The Market Opportunities Portfolio have the following fee schedule effective January 1, 2007 (this also includes the Water Infrastructure Fund, once operational)